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                    September 12, 2022

       Carlos Rodriguez
       Chief Financial Officer
       HF Foods Group Inc.
       6325 South Rainbow Boulevard , Suite 420
       Las Vegas, NV 89118


                                                        Re: HF Foods Group Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed March 16,
2021
                                                            File No. 001-38180

       Dear Mr. Rodriguez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services